Exhibit 3.4

                              ARTICLES OF MERGER OF

                               BIB HOLDINGS, LTD.
                             (a Nevada corporation)

                                  WITH AND INTO

                               SASSOON GROUP, INC.
                             (a Nevada corporation)

      Pursuant to Nevada Revised Statutes 92A.200.

      It is hereby certified that:

      1. Sassoon Group, Inc. (the "Corporation") is a business corporation of the state of Nevada, and shall be the surviving corporation.

      2. The Corporation is the owner of all of the outstanding shares of common stock of BIB Holdings, Ltd., which is also a business corporation of the state of Nevada, and shall be the merging entity.

      3. The undersigned declares that a plan of merger has been adopted by the parent domestic entity.

      4. The Plan was approved by the required consent of the owners of the Corporation. Consent of the owners of BIB Holdings, Ltd. was not required.

      5. Article One of the Articles of Incorporation of the Corporation shall be changed to read as follows:

      FIRST: The name of the corporation is BIB Holdings, Ltd.

      6. The entire plan of merger is on file at the registered office of the Corporation.

      7. These articles of merger shall be effective upon filing and acceptance by the Secretary of State of the state of Nevada.

Merging Corporation                              Surviving Corporation
BIB HOLDINGS, LTD.                               SASSOON GROUP, INC.


/s/ Mark Binder                                  /s/ Gail Binder
-------------------                              -------------------------------
By:  Mark Binder                                 By:  Gail Binder
Title:  President                                Title:  Chief Executive Officer